Exhibit 99.1

December 28, 2017

Important Notice Concerning the PCS U.S. Employees’ Savings Plan and the

PCS U.S. Employees’ Savings Plan for Collectively Bargained Employees

Dear Plan Participant:

PCS Administration (USA), Inc. (“PCS”) will soon merge with Agrium, Inc. This notice is to inform you that, as a result of the merger, the PCS Employees’ Savings Plan and the PCS U.S. Employees’ Savings Plan for Collectively Bargained Employees (the “Plans”) will be removing the PotashCorp Stock Fund as an investment option under the Plans and replacing it with the Nutrien Stock Fund.

Upon completion of the merger, each share of PotashCorp common stock held in the Plans’ trust will be converted to .40 shares of Nutrien common stock. The transaction is expected to become effective on or about January 1, 2018. As a result of this change, if you are invested in the PotashCorp Stock Fund, you will be temporarily unable to invest into or out of the PotashCorp Stock Fund, rebalance or reallocate your account balance among the Plans’ investment options, or request a loan, partial withdrawal including stock, or final distribution from your Plan accounts. You will also be unable to change how your future payroll contributions to the Plans are invested.

This time during which you will be unable to exercise your rights otherwise available under the Plan is called a “trade restriction period.” The trade restriction period will begin on December 28, 2017, at 4 p.m. Eastern time and is expected to end during the week of January 1, 2018. During this time, you can determine whether the trade restriction period has started or ended by calling Fidelity at 800-421-3844, Monday through Friday between 8:30 a.m. and 8 p.m. Eastern time.

Important note about the effective date: The effective date of the changes described in this notice and the trade restriction period depend on the accurate, timely receipt of merger proceeds for the PotashCorp common stock. To ensure accurate data transfer, the end of the trade restriction period described here could be delayed further. If the trade restriction period is delayed beyond the week of January 1, 2018, you will be notified.

Federal law generally requires that you be furnished notice of a trade restriction period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any trade restriction period in order to provide you with sufficient time to consider the effect of the trade restriction period on your retirement and financial plans. However, federal law also permits you to be furnished notice of a trade restriction period less than 30 days in advance of the period in circumstances such as this, where the plan administrator is not able to predict the timing of the closing of the corporate transaction at least 30 days in advance.

Your New Stock Fund

Upon completion of the merger process within the Plans, the Nutrien Stock Fund will be added as an investment option under each of the Plans, and the PotashCorp Stock Fund will cease to be an available investment option under the Plans. Please see the Nutrien Stock Fund Description section of this notice for more information.

Plan Ahead for the Trade Restriction Period

During the trade restriction period, activity related to your PotashCorp Stock Fund account will be restricted temporarily or “frozen.” Participants invested in the PotashCorp Stock Fund will be temporarily unable to do the following until the trade restriction is lifted:

•	Invest in or out of the PotashCorp Stock Fund

•	Rebalance or reallocate amounts invested in the Plans

•	Request a loan, withdrawal, or final distribution from the Plans

•	Make changes to how future payroll contributions are invested

Given the trade restriction period’s impact on participants’ ability to exercise certain rights under the Plans, it is very important that you review and consider now, before the trade restriction period is imposed, the appropriateness of your current investments in light of your inability to redirect those investments or take a distribution or withdrawal during the trade restriction period.

Calendar of Events

Please review the calendar of events set forth below to understand how account activities regarding the PotashCorp Stock Fund within the Plans will be affected during the trade restriction period. This calendar will help you plan for any transactions that you would like to make before the trade restriction period begins.

Time Frame*	Plan Activity	What It Means to You
December 28, 2017, at 4 p.m. Eastern time	This is the last day to request an in-kind distribution.

If you are a terminated participant or an active employee over the age of 59 1⁄2, you may request a distribution and direct Fidelity to roll over your PotashCorp Stock Fund “in kind” to an individual retirement account (IRA).

If you are an active employee under the age of 59  1⁄2, an “in-kind” distribution option may be available to you. Please call Fidelity at 800-421-3844 to speak to a representative to review your options.

Until December 28, 2017, at 4 p.m. Eastern time	• You may request a loan. • You may initiate an order to invest in or out of the PotashCorp Stock Fund and/or other investment options under the Plans. • You may initiate a withdrawal from the Plans	After this date, you cannot conduct any of these activities until the trade restriction period ends.

December 28, 2017, at 4 p.m. Eastern time until completion of the merger process, anticipated to be the week of January 1, 2018	Trade restriction period continues**

Participants invested in the PotashCorp Stock Fund will not be able to take a loan or distribution and cannot invest in or out of the PotashCorp Stock Fund, or otherwise rebalance or reallocate their account balance among the Plan’s investment options.

Upon receipt of the new shares of Nutrien

Any remaining shares of PotashCorp common stock will be exchanged for ..40 shares of Nutrien common stock. Future contributions previously designated to the PotashCorp Stock Fund will be invested in the Nutrien Stock Fund.

Upon completion of the merger process, which is anticipated to be during the week of January 1, 2018**	The trade restriction period will be lifted and all suspended activities will be available.

You will have access to the balance previously invested in the PotashCorp Stock Fund and now invested in the Nutrien Stock Fund. You may invest in or out of the Nutrien Stock Fund, rebalance or reallocate amounts invested in the Plans, and request a loan, partial withdrawal including stock, or final distribution from your Plan account.

*	As noted earlier, the effective date of the changes described in this notice and the end of the trade restriction period depend on the accurate, timely receipt of merger proceeds for the PotashCorp common stock. To ensure accurate data transfer, the end of the trade restriction period described here could be delayed further. If the trade restriction period is delayed beyond the week of January 1, 2018, you will be notified.
**	During this time, you can determine whether the trade restriction period has started or ended by calling Fidelity at 800-421- 3844, Monday through Friday between 8:30 a.m. and 8 p.m. Eastern time.

Nutrien Stock Fund Description

CUSIP: 67077M108

Objective: Seeks to increase the value of your investment over the long term by investing in the stock of your employer and its affiliates.

Strategy: Invests in the stock of Nutrien. Performance is directly tied to the performance of the company, as well as to that of the stock market as a whole. When you invest directly into or out of this stock, your order is generally processed on a real- time basis. Other purchase and sale requests such as contributions, distributions or other transactions are aggregated together and typically sent to market on the following business day. These transactions, which may take multiple days to complete in some circumstances, are based on the volume-weighted average trade price. When you invest out of an investment option available from the plan lineup, and exchange the proceeds into company stock, the investment option transaction may subject to reserve requirements. Industry-standard settlement periods apply to sales of stock. Commissions and other transaction fees will apply to transactions involving this investment.

Risk: If you invest a significant portion of your retirement savings in any one company, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it can be an effective strategy to help you manage investment risk. This is neither a mutual fund nor a diversified or managed investment option. Investing in a non-diversified, unmanaged single stock involves significantly more investment risk than investing in a diversified fund or managed investment option. As with any stock, the value of your investment may go up or down depending on how the company’s stock performs in the market. Share price and return will vary. Additional risk information for this product may be found in the prospectus or, if available, other product materials.

Short-term redemption fee: None

Who may want to invest: Someone who wants to own part of Nutrien and share in the gains or losses of its stock; Someone whose investment portfolio can justify the higher risk of investment in a single stock.

This description is only intended to provide a brief overview of the fund.

To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of investments, or one particular security, to perform well often cause another investment category, or other particular security to perform poorly. Choosing to overweight the investment of your retirement savings in any one company may cause your savings to not be properly diversified. Although diversification is not a guarantee against loss, it is proven to be an effective strategy to help manage your investment risk.

Consistent with the terms of the plan, you have the right to direct Fidelity Management Trust Company (“The Trustee”) concerning shareholder rights, such as the right to vote or tender, for all shares of Nutrien Stock Fund credited to your account. The Trustee will hold your decision with respect to the exercise of shareholder rights in confidence, except to the extent required by law. In addition, Nutrien will not review information concerning any individual participant’s purchase, holding or sale of Nutrien Stock Fund unless required to fulfill its fiduciary obligations, or by applicable law. The plan fiduciary responsible for monitoring compliance with the confidentiality procedures is: PCS Administration (USA), Inc. Employee Benefits Committee, 1101 Skokie Boulevard, IL 60062, 847 849-4200.

This investment option is not a mutual fund.

Expense Ratio Footnotes

For a mutual fund, the expense ratio is the total annual fund or class operating expenses (before waivers or reimbursements) paid by the fund and stated as a percent of the fund’s total net assets. Where the investment option is not a mutual fund, the figure displayed in the expense ratio field is intended to reflect similar information. However, it may have been calculated using methodologies that differ from those used for mutual funds. Mutual fund data has been drawn from the most recent prospectus. For non-mutual fund investment options, the information has been provided by the trustee or plan sponsor. When no ratio is shown for these options it is due to the fact that none was available. Nevertheless, there may be fees and expenses associated with the investment option.

What Do I Need to Do?

If you are satisfied with how your current investment election will be modified, as shown previously, no action is required on your part. However, if you do not want this change to take place, you must contact Fidelity and complete a change of investments. Log on to Fidelity NetBenefits® at www.401k.com or call 800-421-3844, Monday through Friday between 8:30 a.m. and 8 p.m. Eastern time.

Investing involves risk, including risk of loss.

Fidelity Brokerage Services LLC, Member NYSE, SIPC, 900 Salem Street, Smithfield, RI 02917

© 2017 FMR LLC.

All rights reserved.